Exhibit 10.15

Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

March 2, 2018

Via DocuSign Delivery

Scott Heimes

7377 Highland Drive

Lakewood CO 80214

Re:                                    Separation Agreement

Dear Scott:

This letter sets forth the substance of the separation agreement (the “Agreement”) that SendGrid, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.                                      SEPARATION DATE. As discussed, your last day of work with the Company and your employment termination date will be March 2, 2018 (the “Separation Date”). Between now and the Separation Date, you agree to make yourself available to perform your assigned duties and responsibilities, and to transition these duties and responsibilities, as requested by the Company. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing your job duties, and you must continue to abide by all of your contractual and legal obligations to the Company and by the Company’s policies and procedures. Following the Separation Date, you will no longer be employed as Chief Marketing Officer of the Company, or hold any other employment or officer positions with the Company or any of its subsidiaries or affiliated entities.

2.                                      FINAL PAY. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. In addition, the Company will pay you your annual bonus for 2017 (in the amount of $84,690), subject to payroll deductions and withholdings (the “2017 Bonus”). The 2017 Bonus will be paid to you in accordance with the terms and conditions of the Company’s Senior Executive Cash Incentive Bonus Plan.

3.                                      SEVERANCE BENEFITS. You and the Company acknowledge and agree that your employment termination will be deemed a “Covered Termination” not in connection with a Change in Control, as set forth in the Company’s Executive Severance Benefit Plan (the “Severance Plan”). Accordingly, if you timely return this fully signed Agreement to the Company, allow the releases contained herein to become effective, and remain in compliance with your legal and contractual obligations to the Company, then the Company will provide you with the following as your sole severance benefits:

Severance Payment. The Company will pay you, as severance, the equivalent of six (6) months of your base salary in effect as of the Separation Date (in the total amount of $137,500), subject to standard payroll deductions and withholdings (the “Severance Payment”).  The Severance Payment will be paid in equal installments on the

Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

Company’s normal payroll cycle beginning on the first regular payday no earlier than the 60th day following the Separation Date, and such first payment shall be for any accrued base salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

Pro-Rated Target Bonus Severance Payment. Pursuant to the Severance Plan, the Company agrees to pay you a severance payment in an amount equal to your annual target bonus for 2018, prorated based on your Separation Date (in the amount of $16,085.62), less required deductions and withholdings (the “Bonus Severance Payment”). The Bonus Severance Payment will be paid to you within sixty (60) days of your Separation Date (but no earlier than the Effective Date (as defined herein)).

Forgiveness of Repayment Obligation. Pursuant to your October 2, 2015 offer letter with the Company (the “Offer Letter”), the Company agreed to provide you with a $25,000 relocation bonus (the “Relocation Bonus”), under the express condition that you had to repay a pro-rated share of your Relocation Bonus (equivalent to one-twelfth (1/12th) of $25,000 multiplied by the difference between twelve (12) and the total number of completed calendar months after you have relocated to Colorado) if your employment with the Company terminates for any reason within one (1) year of your relocation to Colorado. Because you are leaving the Company prior to the one (1) year anniversary of your relocation to Colorado, you are contractually required to repay $2,083.33 of your Relocation Bonus to the Company (the “Repayment Obligation”). Although the Company is not otherwise obligated to do so, if you timely return this signed Agreement to the Company, allow the releases contained herein to become effective, and comply with your obligations hereunder, then the Company will forgive and not require you to repay any amount of the Repayment Obligation. You hereby acknowledge that the forgiveness outlined above may be taxable to you, in whole or in part.

4.                                      Health Care Continuation Coverage.

COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the first day of the month following the Separation Date and ending on the earliest of: (i) six (6) months thereafter; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the

Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

COBRA Premium Period, you must immediately notify the Company in writing of such event.

Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.  On the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

5.                                      EQUITY. You were granted options to purchase an aggregate of 489,624 shares of the Company’s common stock pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”). Under the terms of the Plan and your stock option grants, vesting will cease as of the Separation Date and your rights to exercise any vested shares shall be as set forth in the applicable equity grant notices, agreements, and/or the Plans. Your options shall continue to be governed by the terms of the applicable grant notices, stock agreements, and the Plan.

6.                                      OTHER COMPENSATION OR BENEFITS. You acknowledge and agree that the benefits set forth in Section 3 herein fulfill and exceed all of the Company’s obligations to pay you severance benefits in connection with your employment termination, pursuant to the Severance Plan, and any other plan, agreement, or policy. By executing this Agreement, you further agree and acknowledge that the Company’s obligations to provide you any and all severance benefits, other than as set forth in this Agreement, are hereby extinguished. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and will not receive any additional compensation, severance, variable compensation, or benefits after the Separation Date. You further expressly acknowledge and agree that the severance benefits being provided to you under this Agreement are in full satisfaction of any severance benefits you are eligible to receive under the Severance Plan.

7.                                      EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

8.                                      RETURN OF COMPANY PROPERTY. By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.

9.                                      PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment, you acknowledge your continuing obligations under your Employee Proprietary Information and Invention Assignment Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Employee Proprietary Information and Invention Assignment Agreement is attached hereto as Exhibit A.

10.                               CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law or regulation. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

11.                               NONDISPARAGEMENT. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

12.                               NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion ) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

13.                               COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands

Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages and attorneys’ fees) and will make reasonable efforts to accommodate your scheduling needs.

14.                               NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

15.                               RELEASE OF CLAIMS.

(a)                                 General Release. In exchange for the severance benefits and other consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)                                 Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Colorado Anti-Discrimination Act, and the Colorado Civil Rights Act.

(c)                                  ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you

Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s CEO); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(d)                                 Waiver of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS AGREEMENT. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

(e)                                  Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

16.                               REPRESENTATIONS.              You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim. Additionally, you acknowledge that, as an officer of the Company during the fiscal year ended December 31, 2017 (the “2017 Fiscal Year”), you must file a Form 5 with the Securities and Exchange Commission within forty-five (45) days after the end of such fiscal year, unless you have previously reported all transactions and holdings otherwise reportable on Form 5. You

Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

further represent that the Form 3 filed by you on November 14, 2017 is the only report required to be filed by you under Section 16 of the Securities Exchange Act of 1934, as amended, for the 2017 Fiscal Year and for the period beginning on January 1, 2018 and ending on the date of this Agreement, and that the Form 3 filed by you discloses all changes of ownership of the Company’s securities, including any exempt transactions and therefore, you are not required to file a Form 5 for the 2017 Fiscal Year. You understand and acknowledge that the Company will rely on this certification for purposes of preparing any necessary Form 5 filing and disclosing late or delinquent Form 3 or Form 4 filings in its Form 10-K to be filed with the Securities and Exchange Commission for the 2017 Fiscal Year and in its annual proxy statement to the stockholders of the Company.

17.                               GENERAL. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days after you receive this Agreement and no earlier than the Separation Date. The Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.  I wish you good luck in your future endeavors.

Sincerely,

SENDGRID, INC.

By:	/s/ Sameer Dholakia
Sameer Dholakia
CEO

Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

ACCEPTED AND AGREED:

/s/ Scott Heimes
Scott Heimes
Date:	3/2/2018

Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

EXHIBIT A

Employee Proprietary Information and Invention Assignment Agreement

Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by SendGrid, Inc., a Delaware corporation, with a location at 1401 Walnut Street, Boulder, CO 80302, and its successors or assigns (“Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.                                      NONDISCLOSURE.

1.1                               Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of Company’s Proprietary Information (as defined below), except as such disclosure, use, or publication may be required in connection with my work for Company. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of Company and its assigns.

1.2                               Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data, or information related to Company. By way of illustration, but not limitation, “Proprietary Information” includes: (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know- how, improvements, discoveries, developments, designs, and techniques (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products or data, licenses, subscribers, and other customers; and (c) information regarding the skills and compensation of other employees and contractors of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience, to whatever extent and in whichever way I wish.

1.3                               Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties confidential and/or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4                               No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by or on the behalf of Company.

2.                                      ASSIGNMENT OF INVENTIONS.

2.1                               Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, trademark, trade name, service mark, and other intellectual property rights throughout the world.

2.2                               Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with

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Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company product, process or machine, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to use, make, have made, offer for sale such Invention, and to reproduce, create derivative works of, distribute, publicly perform and publicly display such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without Company’s prior written consent.

2.3                               Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with Company. Inventions assigned to Company, or to a third party as directed by Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4                               Nonassignable Inventions. I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using Company’s equipment, supplies, facilities, or trade secrets and neither related to Company’s actual or anticipated business, research or development, nor resulted from work performed by me for Company. In the absence of a Specific Inventions Law, the preceding sentence will not apply.

2.5                                      Obligation to Keep Company Informed. During the period of my employment I will promptly disclose to Company fully and in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6                               Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including, without limitation, the United States, as directed by Company.

2.7                               Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101 et. seq.).

2.8                               Enforcement of Proprietary Rights. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to Company or its designee. My obligation to assist Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but Company shall compensate me at a reasonable rate after my termination for the time

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Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

actually spent by me at Company’s request on such assistance.

In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.

3.                                      RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at Company, which records shall be available to and remain the sole property of Company at all times.

4.                                      ADDITIONAL ACTIVITIES. I agree that during the period of my employment by Company whether full-time or part-time, I will not, without Company’s express written consent, directly or indirectly, engage in any employment or business activity which is directly related to the business in which Company is now involved or becomes involved, or would otherwise compete with, my employment by Company. I agree further that for the period of my employment by Company and for one (1) year after the date of termination of my employment by Company, I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of Company to terminate his or her relationship with Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5.                                      NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.                                      RETURN OF COMPANY DOCUMENTS. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of Company. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets, or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in completing and signing Company’s termination statement.

7.                                      LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of Company, Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

8.                                      NOTICES. All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this section.

9.                                      NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.                               GENERAL PROVISIONS.

10.1                        Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of

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Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

the State of Colorado, as such laws are applied to agreements entered into and to be performed entirely within Colorado between Colorado residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Denver County, Colorado for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2                        Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3                        Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Company, its successors, and its assigns.

10.4                        Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor in interest or other assignee.

10.5                        Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause.

10.6                        Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7                        Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

10.8                        Effective Date. This Agreement shall be effective as of the first day of my employment with Company, namely: 11.16.15, 20  .

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Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE  COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

AGREED TO AND ACCEPTED:

Employee		Company: SendGrid, Inc.

/s/ Scott Heimes		/s/ Michael Tognetti
(Signature)		(Signature)

Scott Heimes		Michael Tognetti
(Printed Name)		(Printed Name)

Dated:	10/2/2015	SVP and General Counsel
(Title)

		Dated:	10/5/2015

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Confidential Treatment Requested by SendGrid, Inc.

Pursuant to 17 C.F.R. Section 200.83

EXHIBIT A

PREVIOUS INVENTIONS

TO:	SendGrid, Inc.

FROM:	Scott Heimes

DATE:	10/2/2015

SUBJECT:	Previous Inventions

1.                                      Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by SendGrid, Inc., a Delaware corporation (“Company”), that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

                                 No inventions or improvements.

☐                                    See below:

☐ Additional sheets attached.

1.                                      Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

Additional sheets attached.